EXHIBIT 10.2

AGREEMENT, dated October 26, 2005 (this “Agreement”), between OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (“Occidental”) and _________________________ (“Optionee”).

WHEREAS, Occidental has granted various non-qualified stock options (“Options”) to Optionee pursuant to the option award agreements and terms and conditions listed on Exhibit A to this Agreement (the “Outstanding Option Agreements”); and

WHEREAS, Occidental now desires to amend the Outstanding Option Agreements to provide that, from and after the Effective Date (as defined below), upon exercise of any remaining Options under such Outstanding Option Agreements, the Optionee will only be entitled to receive Net Profit Shares (as defined below); and

WHEREAS, Optionee, by executing this Agreement, has consented to the amendment of the Outstanding Option Agreements to provide for settlement, from and after the Effective Date, in Net Profit Shares on the terms and conditions described herein.

NOW, THEREFORE, Occidental and the Optionee agree as follows:

1.            AMENDED TERMS. Effective as of the tenth day following the date Occidental notifies Optionee that either the modifications to the Mellon Investor Services Employee ServiceDirect necessary to implement settlement in Net Profit Shares have been completed or a new agent or administrative procedures that permit settlement in Net Profit Shares are in place (the “Effective Date”), the following terms and conditions supercede the terms and conditions of the Outstanding Option Agreements. In the event of a conflict between the terms and conditions of the Outstanding Option Agreements and this Agreement, the terms and conditions in this Agreement will control:

(a)    Option Grant. As of the Effective Date, the Optionee, with respect to the then remaining unexercised Options under the Outstanding Option Agreements, shall cease to have the right to purchase the Optioned Shares and instead shall have the right to receive only Net Profit Shares in accordance with the terms of this Agreement. For purposes of this Agreement, “Net Profit Shares” means the number of whole shares of Common Stock obtained by subtracting (1) the number of whole shares of Common Stock having an aggregate Exercise Value sufficient to satisfy the Optionee’s tax withholding obligations, if any (the “Withholding Shares”), from (2) the Gross Profit Shares. For the purposes of the foregoing, “Gross Profit Shares” means the number of whole shares of Common Stock obtained by dividing (A) the product of (i) the number of Options exercised times (ii) the difference between the Option Price and the Exercise Value by (B) the Exercise Value. If the calculation results in a fractional share, the Optionee will receive cash for the fractional share (but not for any whole shares) equal to the product of the fraction times the Exercise Value. For the purpose of the foregoing calculations, the Exercise Value equals the fair market value of one share of Occidental Common Stock at the date and time of exercise (unless otherwise required by the administrator).

(b)    Notice of Exercise. To exercise these Options, the Optionee must give oral or written notice to Occidental or any agent designated by Occidental to administer grants made under the Occidental stock plan pursuant to which these Options were granted. If Occidental has designated an agent, notice must be given to the agent to be effective and, except for limit orders (if permitted), must be received on a New York Stock Exchange trading day during the trading day (9:30 AM - 4 PM Eastern Time). The notice of exercise must state the amount of Options the Optionee wishes to exercise. The date the notice is received is the exercise date unless limit orders are permitted by the Administrator or any agent designated by Occidental and the notice contains a limit order in accordance with the procedures established by the Administrator or the agent, in which case, the exercise date is the trading date on the New York Stock Exchange during the limit order period on which the price of the Common Stock traded on the New York Stock Exchange reaches the price specified in the notice. If requested, any oral notice of exercise shall be confirmed in writing the same day before the close of trading on the New York Stock Exchange.

(c)    Fees. The Optionee is responsible for any fees imposed by Occidental’s agent, if one is designated, with respect to the grant of Options (including the grant, vesting and exercise of Options and the receipt of Net Profit Shares and sale of Net Profit Shares). If the Optionee incurs any fees in connection with the exercise of these Options, the Optionee shall satisfy the obligation from the sale of a portion of the Net Profit Shares that are issued to the Optionee pursuant to this Agreement. Any Net Profit Shares so sold by the Optionee shall be credited against the Optionee’s obligation at the Exercise Value as defined in paragraph 1(a) of this Agreement.

(d)    Taxes. The Optionee is responsible for any federal, state, local or foreign tax, including income tax, social insurance, payroll tax, payment on account or other tax-related withholding with respect to the grant of Options (including the grant, vesting and exercise of Options and the receipt of Net Profit Shares and sale of Net Profit Shares). Occidental does not guarantee any particular tax treatment or results in connection with the grant, vesting or exercise of Options. If Occidental must withhold any tax in connection with the exercise of these Options, the Withholding Shares shall be surrendered to Occidental to satisfy the withholding obligation.

2.            BLACKOUT PERIOD. The Optionee acknowledges that, in order to enable either Mellon Investor Services, the agent designated by Occidental to administer grants under the 1995 Incentive Stock Plan and the 2001 Incentive Compensation Plan, or any new agent or administrator to implement the provisions of paragraph 1 of this Agreement, the Optionee will not be able to exercise Options from the date of the notice given pursuant to paragraph 1 of this Agreement until the Effective Date.

3.            MISCELLANEOUS.

(a)    Except as provided in paragraph 1 of this Agreement, all terms and conditions of the Outstanding Option Agreements remain in full force and effect. Until the Effective Date, all exercises will continue to be governed by, and exercisable in accordance with, the existing terms and conditions of the Outstanding Option Agreements.

(b)    The laws of the State of Delaware govern the interpretation, performance and enforcement of this Agreement.

IN WITNESS WHEREOF, Occidental has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement in duplicate, as of the day and year first above written.

OCCIDENTAL PETROLEUM CORPORATION

By: _______________________________________________

OPTIONEE

By: _______________________________________________